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                                                                    EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our reports dated January 28, 1997, included or incorporated by reference in the annual report on Form 10-K for NIPSCO Industries, Inc. for the year ended December 31, 1996; our report dated April 28, 1997, included in the quarterly report on Form 10-Q for NIPSCO Industries, Inc. for the period ended March 31, 1997; our report dated July 29, 1997 included in the quarterly report on Form 10-Q for NIPSCO Industries, Inc. for the period ended June 30, 1997; and to all references made to our Firm included in this Registration Statement.


/s/  Arthur Andersen LLP

Chicago, Illinois
November 10, 1997